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                                        Rule 424(b)(3)
                                        Registration Statement No. 333-98743 and
                                                                   333-103966
                                        CUSIP # 12560PDF5
PRICING SUPPLEMENT NO. 15
Dated April 14, 2004 to
Prospectus, dated May 9, 2003 and
Prospectus Supplement, dated May 9, 2003.

                                 CIT GROUP INC.
                     GLOBAL MEDIUM-TERM FLOATING RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(X) Senior Note            (  ) Senior Subordinated Note

Principal Amount: U.S. $1,000,000,000.00.

Proceeds to Corporation: 99.90006% or $999,000,600.00.

Agent Commission: 0.09994% or $999,400.00.

Issue Price: 100.00% or $1,000,000,000.00.

Original Issue Date: April 19, 2004.

Maturity Date: April 19, 2006.

Interest Rate Basis: LIBOR Telerate.

Index Maturity: Three months.

Spread: +10 basis points (0.10%).

Interest Rate Calculation: LIBOR Telerate determined on the Interest
                           Determination Date plus the Spread.

Initial Interest Rate: LIBOR Telerate determined two London Business Days prior to the Original Issue Date plus the Spread.

Specified Currency: U.S. Dollars.

It is expected that the Notes will be ready for delivery in book-entry form on or about April 19, 2004.

Lehman Brothers                                            Barclays Capital
Deutsche Bank Securities                                   Citigroup
HSBC                                                       ABN AMRO Incorporated
Wachovia Securities                                        BNP PARIBAS
Goldman, Sachs & Co.





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Form:                          Global Note.

Interest Reset Dates:          Quarterly on July 19, October 19, January 19 and
                               April 19 of each year, commencing July 19, 2004, provided that if any Interest Reset Date would otherwise fall on a day that is not a Business
                               Day, then the Interest Reset Date will be the first following day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Reset
                               Date will be the immediately preceding Business
                               Day.

Interest Payment Dates:        Interest will be paid on the Maturity Date and
                               quarterly on July 19, October 19, January 19 and
                               April 19 of each year, commencing July 19, 2004, provided that if any such day (other than the Maturity Date) is not a Business Day, the Interest Payment Date will be the next succeeding
                               Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date or such other Interest Payment
                               Date (other than the Maturity Date), as
                               applicable.

Accrual of Interest:           Accrued interest will be computed by adding the
                               Interest Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or duly provided for up to but not including the day for which accrued interest is being calculated. The "Interest
                               Factor" for any Note for each such day will be computed by multiplying the face amount of the Note by the interest rate applicable to such day and dividing the product thereof by 360.

                               Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment Date.

Interest Determination Date: Two London Business Days prior to each Interest
                             Reset Date.

Calculation Date: The earlier of (i) the fifth Business Day after each Interest
                  Determination Date, or (ii) the Business Day immediately preceding the applicable Interest Payment Date.

Maximum Interest Rate: Maximum rate permitted by New York law.

Minimum Interest Rate: 0.0%.

Exchange Listing: None.

Other Provisions:

         "LIBOR Telerate" means the rate for deposits in U.S. dollars having the Index Maturity specified above which appears on the Telerate Page 3750 (defined below) as of 11:00 a.m., London time, on the applicable Interest Determination Date.





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         "Telerate Page 3750" means the display page designated as page 3750 on the Moneyline Telerate service (or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates).

         "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York, which day is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

         "London Business Day" means any day on which deposits in U.S. dollars are transacted in the London interbank market.

         Trustee, Registrar, Authenticating and Paying Agent: J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.).

Agents:


                  Agent                                   Principal Amount
                  -----                                   ----------------
                  Lehman Brothers Inc.                        $260,000,000
                  Barclays Capital Inc.                       $200,000,000
                  Deutsche Bank Securities Inc.               $175,000,000
                  Citigroup Global Markets Inc.               $157,000,000
                  HSBC Securities (USA) Inc.                   $50,000,000
                  ABN AMRO  Incorporated                       $50,000,000
                  Wachovia Capital Markets, LLC                $50,000,000
                  BNP Paribas Securities Corp.                 $33,000,000
                  Goldman, Sachs & Co.                         $25,000,000
                                                            --------------

                  Total                                     $1,000,000,000





CUSIP: 12560PDF5